Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-219206

GS Finance Corp. $10,110,000 SPDR® S&P® Oil & Gas Exploration & Production ETF-Linked Trigger Notes due 2020 guaranteed by The Goldman Sachs Group, Inc.

The notes do not bear interest.  The amount that you will be paid on your notes on the stated maturity date (March 5, 2020) is based on the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF as measured from the trade date (March 1, 2019) to each of the averaging dates (February 25, 26, 27, 28 and March 2, 2020).

The return on your notes is linked to the performance of the ETF, and not to that of the S&P Oil & Gas Exploration & Production Select Industry Index (index) on which the ETF is based. The ETF follows a strategy of “representative sampling,” which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

If the final ETF level, which is the arithmetic average of the closing levels of the ETF on each of the averaging dates, is equal to or greater than 75% of the initial ETF level of $30.41, then the return on your notes will equal 11.10%. In this case, the return on your notes may be less than, equal to or greater than the performance of the ETF as measured from the trade date to each of the averaging dates.

If the final ETF level is less than 75% of the initial ETF level, then the return on your notes will equal the ETF return, which is the percentage increase or decrease in the final index level from the initial index level. Therefore, you could receive less than the face amount of your notes on the stated maturity date and you will lose your entire investment in the notes if the final ETF level is zero.

On the stated maturity date, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

●if the final ETF level is equal to or greater than 75% of the initial ETF level, the sum of (a) $1,000 plus (b) the product of 11.10% times $1,000; or
●if the final ETF level is less than 75% of the initial ETF level, the sum of (a) $1,000 plus (b) the product of the ETF return times $1,000.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-14.

The estimated value of your notes at the time the terms of your notes are set on the trade date is equal to approximately $980 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	March 6, 2019	Original issue price:	100.00% of the face amount
Underwriting discount:	1.05% of the face amount	Net proceeds to the issuer:	98.95% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC	JPMorgan Placement Agent

Pricing Supplement No. 5,249 dated March 1, 2019.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $980 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $15 per $1,000 face amount).

Prior to September 3, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through September 2, 2019). On and after September 3, 2019, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series E program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Product supplement no. 1,740 dated July 10, 2017

●General terms supplement no. 1,734 dated July 10, 2017

●Prospectus supplement dated July 10, 2017

●Prospectus dated July 10, 2017

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 10, 2017, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated July 10, 2017, for Medium-Term Notes, Series E, references to the “accompanying general terms supplement no. 1,734” mean the accompanying general terms supplement no. 1,734, dated July 10, 2017, and references to the “accompanying product supplement no. 1,740” mean the accompanying product supplement no. 1,740, dated July 10, 2017, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Underlier-Linked Trigger Notes” on page S-36 of the accompanying product supplement no. 1,740 and “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 1,734. Please note that certain features, as noted below, described in the accompanying product supplement no. 1,740 and general terms supplement no. 1,734 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product supplement no. 1,740 or the accompanying general terms supplement no. 1,734.

Key Terms

Issuer:	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg symbol, “XOP UP Equity”)
Underlying index:	the S&P Oil & Gas Exploration & Production Select Industry Index, as published by S&P Dow Jones Indices LLC (“S&P”)
Specified currency:	U.S. dollars (“$”)
Terms to be specified in accordance with the accompanying product supplement no. 1,740:

●type of notes: notes linked to a single underlier

●exchange rates: not applicable

●averaging dates: yes, as described below

●redemption right or price dependent redemption right: not applicable

●cap level: yes, as described below

●measurement period: not applicable

●buffer level: not applicable
●supplemental amount: not applicable
Face amount:

each note will have a face amount of $1,000; $10,110,000 in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Denominations:	$10,000 and integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:

the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount. Also, the maximum settlement amount would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected” on page PS-16 of this pricing supplement

Supplemental discussion of U.S. federal income tax consequences:

you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the underlier, as described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-43 of the accompanying product supplement no. 1,740. Pursuant to this approach, it is the opinion of Sidley Austin llp that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize short-term capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules. Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Cash settlement amount (on the stated maturity date):

for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●if a trigger event does not occur, the sum of (i) $1,000 plus (ii) the product of the contingent minimum return times $1,000; or

●if a trigger event occurs, the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000

Initial underlier level:	$30.41
Final underlier level:

the arithmetic average of the closing levels of the underlier on each of the averaging dates, subject to anti-dilution adjustments as described under “Supplemental Terms of the Notes — Anti-Dilution Adjustments for Exchange-Traded Funds” on page S-28 of the accompanying general terms supplement no. 1,734, except in the limited circumstances described under “Supplemental Terms of the Notes —Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23 of the accompanying general terms supplement no. 1,734 and subject to adjustment as provided under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying general terms supplement no. 1,734

Underlier return:	the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Upside participation rate:	100.00%
Cap level:	111.10% of the initial underlier level
Maximum settlement amount:	$1,111.00
Trigger event:	the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount
Trigger buffer amount:	25%
Contingent minimum return:	11.10%
Trade date:	March 1, 2019
Original issue date (settlement date):	March 6, 2019
Determination date:	the final averaging date, March 2, 2020, subject to adjustment as described under “Supplemental Terms of the Notes —Averaging Dates” on page S-18 of the accompanying general terms supplement no. 1,734
Stated maturity date:	March 5, 2020, subject to adjustment as described under “Supplemental Terms of the Notes — Stated Maturity Date” on page S-16 of the accompanying general terms supplement no. 1,734
Averaging dates:

February 25, 2020, February 26, 2020, February 27, 2020, February 28, 2020 and March 2, 2020, each subject to postponement as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-17 of the accompanying general terms supplement no. 1,734

No interest:	the offered notes do not bear interest
No listing:	the offered notes will not be listed on any securities exchange or interdealer quotation system
No redemption:	the offered notes will not be subject to redemption right or price dependent redemption right
Closing level:

as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-30 of the accompanying general terms supplement no. 1,734 and subject to               anti-dilution adjustments as described under “Supplemental Terms of the Notes — Averaging Dates” on page S-18 of the accompanying general terms supplement no. 1,734

Business day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying general terms supplement no. 1,734
Trading day:	as described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-31 of the accompanying general terms supplement no. 1,734
Use of proceeds and hedging:	as described under “Use of Proceeds” and “Hedging” on page S-41 of the accompanying product supplement no. 1,740
ERISA:	as described under “Employee Retirement Income Security Act” on page S-50 of the accompanying product supplement no. 1,740
Supplemental plan of distribution; conflicts of interest:

as described under “Supplemental Plan of Distribution” on page S-51 of the accompanying product supplement no. 1,740 and “Plan of Distribution — Conflicts of Interest” on page 94 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $15,000.

GS Finance Corp. will sell to Goldman Sachs & Co. LLC (“GS&Co.”), and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1.00% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on March 6, 2019. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

Calculation agent:	GS&Co.
CUSIP no.:	40056EYL6
ISIN no.:	US40056EYL63
FDIC:	the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

SPDR® S&P® Oil & Gas Exploration & Production ETF-Linked Trigger Notes due 2020 Issued by: GS Finance Corp. Guaranteed by: The Goldman Sachs Group, Inc.
Investment Objective

For investors:

•who believe that the final underlier level will not decline by more than 25% relative to the initial underlier level; and

•who want to receive the contingent minimum return of 11.10% if the final underlier level does not decline by more than 25% as compared to the initial underlier level, in exchange for:

olimiting their upside return if the final underlier level increases by more than 11.10%; and

obearing the full downside risk if the final underlier level declines by more than 25% relative to the initial underlier level, including the risk of losing their entire investment in the notes.

Determining the Cash Settlement Amount

Your payment at maturity will be based on the underlier return and whether a trigger event occurs.  The underlier return will be calculated by subtracting the initial underlier level of $30.41 from the final underlier level, which is the arithmetic average of the closing levels of the underlier on each of the averaging dates, and then dividing the resulting number by the initial underlier level and expressing it as a positive or negative percentage.  A trigger event will occur if the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount of 25%.

On the stated maturity date, for each $1,000 face amount of your notes:

•if a trigger event occurs, you will receive the sum of (i) $1,000 plus (ii) the product of the underlier return times $1,000; or

•if a trigger event does not occur, you will receive the sum of (i) $1,000 plus (ii) the product of the contingent minimum return times $1,000.

The notes do not pay interest.  Payment on the notes is subject to the creditworthiness of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

You could lose your entire investment in the notes.

The maximum payment that you could receive for each $1,000 face amount of your notes is limited to the maximum settlement amount of $1,111.00.

You should expect to hold the notes until the maturity date. There may be little or no secondary market for the notes. We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice.

Indicative Terms
Issuer	GS Finance Corp.
Guarantor	The Goldman Sachs Group, Inc.
Underlier	the SPDR® S&P® Oil & Gas Exploration & Production ETF (Bloomberg symbol, “XOP UP Equity”)
Underlying Index	S&P Oil & Gas Exploration & Production Select Industry Index
Trade Date	March 1, 2019
Settlement Date	March 6, 2019
Stated Maturity Date	March 5, 2020
Averaging Dates	February 25, 2020, February 26, 2020, February 27, 2020, February 28, 2020 and March 2, 2020
Determination Date	the final averaging date, March 2, 2020
Initial Underlier Level	$30.41
Final Underlier Level	the arithmetic average of the closing levels of the underlier on each of the averaging dates
Underlier Return	the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage
Trigger Event	the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount
Trigger Buffer Amount	25%
Contingent Minimum Return	11.10%
Cap Level	111.10% of the initial underlier level
Maximum Settlement Amount	$1,111.00
Denomination	USD
CUSIP	40056EYL6
Placement Agent	JPMorgan Securities LLC
Risk Factors

You should read “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes” on page S-31 of the accompanying product supplement no. 1,740, “Additional Risk Factors Specific to the Notes” on page S-1 of the accompanying general terms supplement no. 1,734 and “Additional Risk Factors Specific to Your Notes” on page PS-14 of this pricing supplement so that you may better understand the risks associated with an investment in the notes.

SPDR® S&P® Oil & Gas Exploration & Production ETF-Linked Trigger Notes due 2020 Issued by: GS Finance Corp. Guaranteed by: The Goldman Sachs Group, Inc.

The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that the various hypothetical final underlier levels could have on the cash settlement amount at maturity assuming all other variables remain constant.

Hypothetical Cash Settlement Amount
Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
	Trigger Event has not occurred	Trigger Event has occurred
150.000%	111.100%	N/A
140.000%	111.100%	N/A
135.000%	111.100%	N/A
130.000%	111.100%	N/A
125.000%	111.100%	N/A
111.100%	111.100%	N/A
106.000%	111.100%	N/A
104.000%	111.100%	N/A
102.000%	111.100%	N/A
100.000%	111.100%	N/A
95.000%	111.100%	N/A
90.000%	111.100%	N/A
75.000%	111.100%	N/A
74.999%	N/A	74.999%
70.000%	N/A	70.000%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%

Additional Terms Specific to Your Notes

You should read this pricing supplement together with the prospectus dated July 10, 2017, the prospectus supplement dated July 10, 2017, the general terms supplement no. 1,734 dated July 10, 2017 and the product supplement no. 1,740 dated July 10, 2017. You may access these documents on the SEC website at sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated July 10, 2017:

https://www.sec.gov/Archives/edgar/data/886982/000119312517224447/d356650d424b2.htm

Prospectus supplement dated July 10, 2017:

https://www.sec.gov/Archives/edgar/data/886982/000119312517224493/d393410d424b2.htm

General terms supplement no. 1,734 dated July 10, 2017:

https://www.sec.gov/Archives/edgar/data/886982/000119312517224511/d420249d424b2.htm

Product supplement no. 1,740 dated July 10, 2017:

https://www.sec.gov/Archives/edgar/data/886982/000119312517224515/d393379d424b2.htm

HYPOTHETICAL EXAMPLES

The following examples are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the averaging dates could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the life of your notes, and no one can predict what the underlier level will be on any averaging date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlier, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-14 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Upside participation rate	100.00%
Cap level	111.10% of the initial underlier level
Maximum settlement amount	$1,111.00
Contingent minimum return	11.10%
Trigger buffer amount	25%
Neither a market disruption event nor a non-trading day occurs on any of the originally scheduled averaging dates
No change in or affecting any of the underlier stocks or the method by which the underlier sponsor calculates the underlier
Notes purchased on original issue date at the face amount and held to the stated maturity date

For these reasons, the actual performance of the underlier over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement.  For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level.  The amounts in the middle column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a trigger event does not occur (i.e., the final underlier level has not declined, as compared to the initial underlier level, by more than the trigger buffer amount), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), assuming that a trigger event occurs (i.e., the final underlier level has declined, as compared to the initial underlier level, by more than the trigger buffer amount),and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
(as Percentage of Initial Underlier Level)	Trigger Event has not occurred	Trigger Event has occurred
150.000%	111.100%	N/A
140.000%	111.100%	N/A
135.000%	111.100%	N/A
130.000%	111.100%	N/A
125.000%	111.100%	N/A
111.100%	111.100%	N/A
106.000%	111.100%	N/A
104.000%	111.100%	N/A
102.000%	111.100%	N/A
100.000%	111.100%	N/A
95.000%	111.100%	N/A
90.000%	111.100%	N/A
75.000%	111.100%	N/A
74.999%	N/A	74.999%
70.000%	N/A	70.000%
50.000%	N/A	50.000%
25.000%	N/A	25.000%
0.000%	N/A	0.000%

If, for example, a trigger event has occurred and the final underlier level were determined to be 50.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 50.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 50.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).

If, for example, a trigger event has not occurred and the final underlier level were determined to be 95.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 111.100% of the face amount of your notes, as shown in the table above. In addition, if a trigger event has not occurred and if the final underlier level were determined to be 150.000% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 111.100% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 111.100% of the initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the averaging dates and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-33 of the accompanying product supplement no. 1,740.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual final underlier level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the examples above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 1,734 and under “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes” in the accompanying product supplement no. 1,740. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying general terms supplement no. 1,734 and the accompanying product supplement no. 1,740. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors.  The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models.  As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”.  Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time.  The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes.  These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others.  See “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-33 of the accompanying product supplement no. 1,740.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “Additional Risk Factors Specific to the Underlier-Linked Trigger Notes — Your Notes May Not Have an Active Trading Market” on page S-33 of the accompanying product supplement no. 1,740.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series E Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 42 of the accompanying prospectus.

The Cash Settlement Amount on Your Notes Is Linked to the Closing Level of the Underlier on Five Averaging Dates

The underlier return will be based on the arithmetic average of the underlier closing levels on each of the five averaging dates (each of which is subject to postponement in the case of market disruption events or non-trading days), and therefore not the simple performance of the underlier over the life of your notes.  For example, if the closing level of the underlier dramatically increased on the last averaging date (in other words, the determination date), the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked only to the closing level of the underlier on that last averaging date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the SPDR® S&P® Oil & Gas Exploration & Production ETF as measured from the initial underlier level to the closing level on each of the averaging dates.  If a trigger event has occurred, the amount in cash you will receive on your notes on the stated maturity date, if any, will be less than the face amount of your notes.  Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Underlier Level

If a trigger event occurs, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a 25% drop between the initial underlier level and the final underlier level will not result in a loss of principal on the notes (since a trigger event will not have occurred), a decrease in the final underlier level to less than 75% of the initial underlier level may result in a loss of a significant portion of the principal amount of the notes despite only a small change in the underlier level.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the cash settlement amount payable for your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the underlier over the life of your notes will be limited because of the maximum settlement amount. The maximum settlement amount will limit the cash settlement amount you may receive for each of your notes at maturity, no matter how much the level of the underlier may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the underlier.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or the Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned the underlier and received the distributions paid on the shares of such underlier. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underlier. See “—You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underlier or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlier or the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier or the underlier stocks or any other rights of a holder of the underlier or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underlier or the underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement.  The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount. In addition, the impact of the maximum settlement amount on the return on your investment will depend upon the price you pay for your notes relative to the face amount.  For example, if you purchase your notes at a premium to face amount, the maximum settlement amount will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

The Policies of the Underlier’s Investment Advisor, SSGA Funds Management, Inc., and the Sponsor of the Underlying Index, S&P, Could Affect the Amount Payable on Your Notes and Their Market Value

The underlier’s investment advisor, SSGA Funds Management, Inc. (“SSGA” or the “underlier investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the investment advisor concerning the calculation of the net asset value of the underlier, additions, deletions or substitutions of securities in the underlier and the manner in which changes affecting the underlying index are reflected in the underlier that could affect the market price of the shares of the underlier, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the underlier, or if the investment advisor discontinues or suspends calculation or publication of the net asset value of the underlier, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the underlier on the determination date — and thus the amount payable on the stated maturity date, if any — in a manner, in its sole discretion, it considers appropriate. We describe the discretion that the calculation agent will have in determining the final underlier level and the amount payable on your notes more fully under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-23 of the accompanying general terms supplement no. 1,734.

In addition, S&P (the “underlying index sponsor”) owns the underlying index and is responsible for the design and maintenance of the underlying index. The policies of the underlying index sponsor concerning the calculation of the underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in the underlying index, could affect the level of the underlying index and, consequently, could affect the market prices of shares of the underlier and, therefore, the amount payable on your notes and their market value.

The Underlier is Concentrated in Oil & Gas Companies and Does Not Provide Diversified Exposure

The underlier is not diversified. The underlier’s assets will be concentrated in oil and gas companies, which means the underlier is more likely to be more adversely affected by any negative performance of oil and gas companies than an underlier that has more diversified holdings across a number of sectors. Oil and gas companies develop and produce crude oil and natural gas and provide drilling and other energy resources production and distribution related services. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for energy products in general. The price of oil and gas, exploration and production spending, government regulation, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, securities of companies in the energy field are subject to swift price and supply fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects, and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy products and services in general, as well as negative developments in these other areas, would adversely impact the performance of the underlier. For example, the underlier suffered a significant negative performance for each of the years 2014 and 2015 primarily due to negative developments in the oil & gas sector, while the broader S&P® 500 index achieved a positive return for each of the same periods. In addition, oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. Companies in the oil & gas sector may also be at risk for environmental damage claims.

There Are Risks Associated with the Underlier

Although the underlier’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the underlier or that there will be liquidity in the trading market.

In addition, the underlier is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the underlier investment advisor may select up to 20% of the underlier’s assets to be invested in shares of equity securities that are not included in the underlying index.  The underlier is also not actively managed and may be affected by a general decline in market segments relating to the underlying index.  The underlier investment advisor invests in securities included in, or representative of, the underlying index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets.

In addition, the underlier is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agent and depositories.

Further, under continuous listing standards adopted by the NYSE Arca, the underlier will be required to confirm on an ongoing basis that the components of the underlying index satisfy the applicable listing requirements. In the event that the underlying index does not comply with the applicable listing requirements, the underlier would be required to rectify such non-compliance by requesting that the underlying index sponsor modify the underlying index, adopting a new underlying index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the underlying index sponsor would so modify the underlying index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the underlier being delisted by the NYSE Arca.

The Underlier and The Underlying Index are Different and the Performance of the Underlier May Not Correlate with the Performance of the Underlying Index

The underlier uses a representative sampling strategy (more fully described under “The Underlier”) to attempt to track the performance of the underlying index. The underlier may not hold all or substantially all of the equity securities included in the underlying index and may hold securities or assets not included in the underlying index. Therefore, while the performance of the underlier is generally linked to the performance of the underlying index, the performance of the underlier is also linked in part to shares of equity securities not included in the underlying index and to the performance of other assets, such as futures contracts, options and swaps, as well as cash and cash equivalents, including shares of money market funds affiliated with the underlier investment advisor.

Imperfect correlation between the underlier’s portfolio securities and those in the underlying index, rounding of prices, changes to the underlying index and regulatory requirements may cause tracking error, which is the divergence of the underlier’s performance from that of the underlying index.

In addition, the performance of the underlier will reflect additional transaction costs and fees that are not included in the calculation of the underlying index and this may increase the tracking error of the underlier. Also, corporate actions with respect to the sample of equity securities (such as mergers and spin-offs) may impact the performance differential between the underlier and the underlying index. Finally, because the shares of the underlier are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the underlier may differ from the net asset value per share of the underlier.

For all of the foregoing reasons, the performance of the underlier may not correlate with the performance of the underlying index. Consequently, the return on the notes will not be the same as investing directly in the underlier or in the underlying index or in the underlier stocks or in the underlying index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the underlying index.

Your Notes May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as your notes, and any such guidance could adversely affect the tax treatment and the value of your notes.  Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007,  legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there will be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. We describe these developments in more detail under “Supplemental Discussion of Federal Income Tax Consequences” on page S-43 of the accompanying product supplement no. 1,740. You should consult your tax advisor about this matter.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of Federal Income Tax Consequences” on page S-43 of the accompanying product supplement no. 1,740 unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

United States Alien Holders Should Consider the Withholding Tax Implications of Owning the Notes

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any amounts a United States alien holder receives upon the sale, exchange or maturity of the notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlier during the term of the notes. We could also require a United States alien holder to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to the United States alien holder’s potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2021, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for United States alien holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes. The discussion in that section is hereby modified to reflect regulations proposed by the Treasury Department indicating its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments. The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

THE UNDERLIER

The shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF (the “ETF”) are issued by the SPDR® Series Trust (the “trust”), a registered investment company. The ETF seeks investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry Index (the “index”). The ETF trades on the NYSE Arca under the ticker symbol “XOP”. SSGA funds management, Inc. (“SSGA”) currently serves as the investment advisor to the ETF.

We obtained the following fee information from the SPDR® website, without independent verification. SSGA is entitled to receive a management fee from the ETF based on a percentage of the ETF’s average daily net assets at an annual rate of 0.35% of the average daily net assets of the ETF. From time to time, SSGA may waive all or a portion of its fee, although it does not currently intend to do so. SSGA pays all expenses of the ETF other than the management fee, brokerage expenses, taxes, interest, fees and expenses of the independent trustees (including any trustee’s counsel fees), litigation expenses, acquired ETF fees and expenses and other extraordinary expenses. As of December 31, 2018, the gross expense ratio of the ETF was 0.35% per annum.

For additional information regarding the trust or SSGA, please consult the reports (including the Annual Report to Shareholders on Form N−CSR for the fiscal year ended June 30, 2018) and other information the trust files with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov. In addition, information regarding the ETF, including its top portfolio holdings, may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® website at spdrs.com/product/fund.seam?ticker=XOP. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P Oil & Gas Exploration & Production Select Industry Index (the “index”). The ETF uses a representative sampling strategy to try to achieve its investment objective, which means that the ETF is not required to purchase all of the securities represented in the index. Instead, the ETF may purchase a subset of the securities in the index in an effort to hold a portfolio of securities with generally the same risk and return characteristics of the index. Under normal market conditions, the ETF generally invests substantially all, but at least 80%, of its total assets in the securities comprising the index. The ETF will provide shareholders with at least 60 days’ notice prior to any material change in this 80% investment policy. In addition, the ETF may invest in equity securities not included in the index, cash and cash equivalents or money market instruments, such as repurchase agreements and money market funds (including money market funds advised by SSGA).

In certain situations or market conditions, the ETF may temporarily depart from its normal investment policies and strategies provided that the alternative is consistent with the ETF’s investment objective and is in the best interest of the ETF. For example, the ETF may make larger than normal investments in derivatives to maintain exposure to the index if it is unable to invest directly in a component security.

The board may change the ETF’s investment strategy, index and other policies without shareholder approval. The board may also change the ETF’s investment objective without shareholder approval.

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

The ETF’s Holdings and Industrial Sector Classifications

The ETF holds stocks of companies in the oil and gas exploration and production segment of the S&P Total Market Index. As of February 12, 2019, the ETF held stocks of companies in the following sub-industries (with their corresponding weights in the ETF):  oil & gas exploration & production (78.82%); oil & gas refining & marketing (15.53%) and integrated oil & gas (5.65%).

As of February 12, 2019, the top ten constituents of the ETF and their relative weights in the ETF were as follows: QEP Resources Inc. (2.12%), Valero Energy Corporation (2.08%), Newfield Exploration Company (2.06%), Parsley Energy Inc. Class A (2.02%), PBF Energy Inc. Class A (2.02%), PDC Energy Inc (2.02%), SM Energy Company (2.02%), Phillips 66 (2.01%), Hess Corporation (2.01%) and Diamondback Energy Inc (1.97%).

Correlation

Although SSGA seeks to track the performance of the index (i.e., achieve a high degree of correlation with the index), the ETF’s return may not match the return of the index. The ETF incurs a number of operating expenses not applicable to the index, and incurs costs in buying and selling securities. In addition, the ETF may not be fully invested at times, generally as a result of cash flows into or out of the ETF or reserves of cash held by the ETF to meet redemptions. SSGA may attempt to replicate the index return by investing in fewer than all of the securities in the index, or in some securities not included in the index, potentially increasing the risk of divergence between the ETF’s return and that of the index.

As of January 31, 2019, the SPDR® website gave the following performance figures for the market value return of the ETF’s shares (which is based on the midpoint between the highest bid and the lowest offer on the exchange on which the shares of the ETF are listed for trading, as of the time that the ETF's NAV is calculated, and is before tax) and the index return (in each case on an annualized basis):

Period	1 year	3 years	5 years	10 years	Since inception*
ETF’s shares	-16.65%	3.15%	-13.31%	1.18%	0.03%
Index	-16.31%	3.49%	-13.23%	1.35%	0.20%

*June 19, 2006.

Industry Concentration Policy

The ETF’s assets will generally be concentrated in an industry or group of industries to the extent that the index concentrates in a particular industry or group of industries. By focusing its investments in a particular industry or sector, financial, economic, business, and other developments affecting issuers in that industry, market, or economic sector will have a greater effect on the ETF than if it had not focused its assets in that industry, market, or economic sector, which may increase the volatility of the ETF.

Share Prices and the Secondary Market

The trading prices of shares of the ETF will fluctuate continuously throughout trading hours based on market supply and demand rather than the ETF’s net asset value, which is calculated at the end of each business day. The trading prices of the ETF’s shares may differ (and may deviate significantly during periods of market volatility) from the ETF’s daily net asset value. The indicative optimized portfolio value (“IOPV”) of the shares of the ETF is disseminated every fifteen seconds throughout the trading day by NYSE Arca. The IOPV calculations are based on estimates of the value of the ETF’s net asset value per share using market data converted into U.S. dollars at the current currency rates and is based on quotes and closing prices from the securities’ local market and may not reflect events that occur subsequent to the local market’s close. Premiums and discounts between the IOPV and the market price may occur. This should not be viewed as a “real-time” update of the net asset value per share of the ETF, which is calculated only once a day. In addition, the issuance or redemption of ETF shares to or from certain institutional investors, which are done only in large blocks of at least 50,000, may cause temporary dislocations in the market price of the shares.

The Underlying Index

The S&P Oil & Gas Exploration & Production Select Industry Index (Bloomberg ticker SPSIOPTR) is managed by S&P Dow Jones Indices LLC (“S&P”) and is a modified equal-weighted index that is designed to measure the performance of stocks in the S&P Total Market Index that both (i) are classified under the Global Industry Classification Standard (“GICS®”) in the integrated oil & gas, oil & gas exploration & production and oil & gas refining & marketing sub-industries and (ii) satisfy certain liquidity and market capitalization requirements. The S&P Total Market Index tracks all eligible U.S. common stocks listed on the NYSE, NYSE Arca, NYSE American (formerly NYSE MKT), NASDAQ Global Select Market, NASDAQ Select Market, NASDAQ Capital Market, Bats BZX, Bats BYX, Bats EDGA, Bats EDGX and IEX. The index is one of the 21 sub-industry sector indices S&P maintains that are derived from a portion of the stocks comprising the S&P Total Market Index. An equal-weighted index is one where every stock, or company, has the same weight in the index. As such, the index must be rebalanced from time to time to re-establish the proper weighting.

The ETF tracks the performance of the total return version of the index. A total return index represents the total return earned in a portfolio that tracks the price index and reinvests dividend income in the overall index, not in the specific stock paying the dividend. The difference between the price return calculation and the total return calculation is that, with respect to the price return calculation, changes in the index level reflect changes in stock prices, whereas with respect to the total return calculation of the index, changes in the index level reflect both movements in stock prices and the reinvestment of dividend income. Notwithstanding that the ETF tracks the performance of the total return version of the index, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Eligibility for Inclusion in the Index

Selection for the index is based on a company’s GICS® classification, as well as liquidity and market capitalization requirements. In addition, only U.S. companies are eligible for inclusion in the index. GICS® classifications are determined by S&P using criteria it has selected or developed. Index and classification system sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed only in one sector. As a result, sector comparisons between indices with different sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

To qualify for membership in the index, at each quarterly rebalancing a stock must satisfy the following criteria: (i) be a member of the S&P Total Market Index; (ii) be assigned to the integrated oil & gas, oil & gas exploration & production or oil & gas refining and marketing sub-industry; and  (iii) meet one of the following float-adjusted market capitalization (FAMC) and float-adjusted liquidity ratio (FALR) requirements: (a) be a current constituent of the index and have a FAMC greater than or equal to $300 million and have a FALR greater than or equal to 50%; (b) have an FAMC greater than or equal to $500 million and a FALR greater than or equal to 90%; or (c) have an FAMC greater than or equal to $400 million and a FALR greater than or equal to 150%. The FALR is defined as the dollar value traded over the previous 12 months divided by the FAMC as of the index’s rebalancing reference date.

All stocks in the related GICS® sub-industries satisfying the above requirements are included in the index and, the total number of stocks in the index should be at least 35. If there are fewer than 35 stocks in the index, the market capitalization requirements may be relaxed to reach at least 22 stocks.

With respect to liquidity, the length of time to evaluate liquidity is reduced to the available trading period for companies that recently became public or companies that were spun-off from other companies, the stocks of which therefore do not have 12 months of trading history.

Current Composition of the Index

As of February 12, 2019, the index held stocks of companies in the following sub-industries (with their corresponding weights in the ETF): oil & gas exploration & production (78.82%), oil & gas refining & marketing (15.53%) and integrated oil & gas (5.65%).

As of February 12, 2019, the top ten constituents of the index and their relative weights in the index were as follows: QEP Resources Inc. (2.12%), Valero Energy Corporation (2.08%), Newfield Exploration Company (2.06%), Parsley Energy Inc. Class A (2.02%), PBF Energy Inc. Class A (2.02%), PDC Energy Inc (2.02%), SM Energy Company (2.02%), Phillips 66 (2.01%), Hess Corporation (2.01%) and Diamondback Energy Inc (1.97%).

Calculation of the Total Return of the Index

The ETF tracks the performance of the “total return” version of the index. The total return calculation begins with the price return of the index. The price return index is calculated as the index market value divided by the divisor. In an equal-weighted index like the index, the market capitalization of each stock used in the calculation of the index market value is redefined so that each stock has an equal weight in the index on each rebalancing date. The adjusted market capitalization for each stock in the index is calculated as the product of the stock price, the number of shares outstanding, the stock’s float factor and the adjustment factor.

A stock’s float factor refers to the number of shares outstanding that are available to investors. S&P indices exclude shares closely held by control groups from the index calculation because such shares are not available to investors. For each stock, S&P calculates an Investable Weight Factor (IWF) which is the percentage of total shares outstanding that are included in the index calculation.

The adjustment factor for each stock is assigned at each rebalancing date and is calculated by dividing a specific constant set for the purpose of deriving the adjustment factor (often referred to as modified index shares) by the number of stocks in the index multiplied by the float adjusted market value of such stock on such rebalancing date.

Adjustments are also made to ensure that no stock in the index will have a weight that exceeds the value that can be traded in a single day for a theoretical portfolio of $2 billion. Theoretical portfolio values are reviewed annually and any updates are made at the discretion of the index committee, as defined below. The maximum basket liquidity weight for each stock in the index will be calculated using the ratio of its three-month median daily value traded to the theoretical portfolio value of $2 billion. Each stock’s weight in the index is then compared to its maximum basket liquidity weight and is set to the lesser of (1) its maximum basket liquidity weight or (2) its initial equal weight. All excess weight is redistributed across the index to the uncapped stocks. If necessary, a final adjustment is made to ensure that no stock in the index has a weight greater than 4.5%. No further adjustments are made if the latter step would force the weight of those stocks limited to their maximum basket liquidity weight to exceed that weight. If the index contains exactly 22 stocks as of the rebalancing effective date, the index will be equally weighted without basket liquidity constraints.

If a company has more than one share class line in the S&P Total Market Index, such company will be represented once by the designated listing (generally the share class with both (i) the highest one-year trading liquidity as defined by median daily value traded and (ii) the largest FAMC). S&P reviews designated listings on an annual basis and any changes are implemented after the close of the third Friday in September. The last trading day in July is used as the reference date for the liquidity and market capitalization data in such determination. Once a listed share class line is added to the index, it may be retained in the index even though it may appear to violate certain constituent addition criteria. For companies that issue a second publicly traded share class to index share class holders, the newly issued share class line will be considered for inclusion if the event is mandatory and the market capitalization of the distributed class is not considered to be de minimis.

The index is calculated by using the divisor methodology used in all S&P’s equity indices. The initial divisor was set to have a base value of 1,000 on December 17, 1999. The index level is the index market value divided by the index divisor. In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing. Therefore, the divisor (after rebalancing) equals the index market value (after rebalancing) divided by the index value before rebalancing. The divisor keeps the index comparable over time and is one manipulation point for adjustments to the index, which we refer to as maintenance of the index.

Once the price return index has been calculated, the total return index is calculated. First, the total daily dividend for each stock in the index is calculated by multiplying the per share dividend by the number of shares included in the index. Dividends are reinvested in the index after the close on the ex-date for such dividend. Then the index dividend is calculated by aggregating the total daily dividends for each of the index stocks (which may be zero for some stocks) and dividing by the divisor for that day. Next, the daily total return of the index is calculated as a fraction minus 1, the numerator of which is the sum of the index level plus the index dividend and the denominator of which is the index level on the previous day. Finally, the total return index for that day is calculated as the product of the value of the total return index on the previous day times the sum of 1 plus the index daily total return for that day.

Maintenance of the Index

The composition of the index is reviewed quarterly. Rebalancing occurs after the closing of the relevant U.S. trading markets on the third Friday of the month ending that quarter. The reference date for additions and deletions is after the closing of the last trading day of the previous month. Closing prices as of the second Friday of the last month of the quarter are used for setting index weights. Existing stocks in the index are removed at the quarterly rebalancing if either their FAMC falls below $300 million or their FALR falls below 50%. A stock will also be deleted from the index if the S&P Total Market Index deletes that stock. Stocks are added between rebalancings only if a company deletion causes the number of stocks in the index to fall below 22. The newly added stock will be added to the index at the weight of the deleted stock. If the stock was deleted at $0.00, the newly added stock will be added at the deleted stock’s previous day’s closing value (or the most immediate prior business day that the deleted stock was not valued at $0.00) and an adjustment to the divisor will be made (only in the case of stocks removed at $0.00). At the next rebalancing, the index will be rebalanced based on the eligibility requirements and equal-weight methodology discussed above.

In the case of GICS® changes, where a stock does not belong to the oil & gas exploration & production sub-industry or another qualifying sub-industry after the classification change, it is removed from the index on the next rebalancing date. In the case of a spin-off, the spin-off company will be added to the index at a zero price after the close of trading on the day before the ex-date. In general and subject to certain exceptions, both the parent company and spin-off companies will remain in the index until the next index rebalancing. In the case of a merger involving two index constituents, the merged entity will remain in the index provided that it meets all general eligibility requirements.  The merged entity will be added to the index at the weight of the stock deemed to be the surviving stock in the transaction. The surviving stock will not experience a weight change and its subsequent weight will not be equal to that of the pre-merger weight of the merged entities.

Adjustments are made to the index in the event of certain corporate actions relating to the stocks included in the index, such as spin-offs, rights offerings, stock splits and special dividends, as specified below.

The table below summarizes the types of index maintenance adjustments:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Spin-Off

In general and subject to certain

exceptions, both the parent stock and spin-off stocks will remain in the index until the next index rebalancing, regardless of whether they conform to the theme of the index.

No
Rights Offering

Price is adjusted to equal (i) price of parent company minus (ii) price of rights subscription divided by the rights ratio. Index shares change so that the company’s weight remains the same as its weight before the rights offering.

No
Stock split (e.g., 2-for-1), stock dividend or reverse stock split	Index shares multiplied by split factor (i.e., 2); stock price divided by split factor (i.e., 2)	No
Share issuance or share repurchase	None.	No
Special dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Index Committee

The Americas Thematic and Strategy Index Committee (the “index committee”) maintains the index and consists of full-time professional members of S&P staff. At regular meetings, the index committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for additions to the index and any significant market events.  The index committee may also revise index policy, such as the rules for selecting constituents, the treatment of dividends, share counts or other matters.

Unexpected Exchange Closures

An unexpected market/exchange closure occurs when a market/exchange fully or partially fails to open or trading is temporarily halted. This can apply to a single exchange or to a market as a whole, when all of the primary exchanges are closed and/or not trading. Unexpected market/exchange closures are usually due to unforeseen circumstances, such as natural disasters, inclement weather, outages, or other events.

To a large degree, S&P is dependent on the exchanges to provide guidance in the event of an unexpected exchange closure. S&P’s decision making is dependent on exchange guidance regarding pricing and mandatory corporate actions.

NYSE Rule 123C provides closing contingency procedures for determining an official closing price for listed securities if the exchange is unable to conduct a closing transaction in one or more securities due to a system or technical issue.

3:00 PM ET is the deadline for an exchange to determine its plan of action regarding an outage scenario. As such, S&P also uses 3:00 PM ET as the cutoff.

If all major exchanges fail to open or unexpectedly halt trading intraday due to unforeseen circumstances, S&P will take the following actions:

Market Disruption Prior to Open of Trading:

(i)

If all exchanges indicate that trading will not open for a given day, S&P will treat the day as an unscheduled market holiday. The decision will be communicated to clients as soon as possible through the normal channels. Indices containing multiple markets will be calculated as normal, provided that at least one market is open that day. Indices which only contain closed markets will not be calculated.

(ii)	If exchanges indicate that trading, although delayed, will open for a given day, S&P will begin index calculation when the exchanges open.

Market Disruption Intraday:

(i)

If exchanges indicate that trading will not resume for a given day, the index level will be calculated using prices determined by the exchanges based on NYSE Rule 123C. Intraday index values will continue to use the last traded composite price until the primary exchange publishes official closing prices.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during the period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlier.  Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes. The actual performance of the underlier over the life of the offered notes, as well as the cash settlement amount, may bear little relation to the historical closing levels shown below.

The graph below shows the daily historical closing levels of the underlier from March 1, 2009 through March 1, 2019. We obtained the closing levels in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of the SPDR® S&P® Oil & Gas Exploation & Production ETF

VALIDITY OF THE NOTES AND GUARANTEE

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., the related guarantee offered by this pricing supplement has been executed and issued by The Goldman Sachs Group, Inc., and such notes have been authenticated by the trustee pursuant to the indenture, and such notes and the guarantee have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) such related guarantee will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 10, 2017, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on July 10, 2017.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product supplement no. 1,740, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This pricing supplement, the accompanying product supplement no. 1,740, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this pricing supplement, the accompanying product supplement no. 1,740, the accompanying general terms supplement no. 1,734, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

TABLE OF CONTENTS
Pricing Supplement

Page
Summary Information	PS-3
Hypothetical Examples	PS-11
Additional Risk Factors Specific to Your Notes	PS-14
The Underlier	PS-21
Validity of the Notes and Guarantee	PS-21
Product Supplement No. 1,740 dated July 10, 2017
Summary Information	S-1
Hypothetical Returns on the Underlier-Linked Trigger Notes	S-10
Additional Risk Factors Specific to the Underlier-Linked Trigger Notes	S-31
General Terms of the Underlier-Linked Trigger Notes	S-36
Use of Proceeds	S-41
Hedging	S-41
Supplemental Discussion of Federal Income Tax Consequences	S-43
Employee Retirement Income Security Act	S-50
Supplemental Plan of Distribution	S-51
Conflicts of Interest	S-54
General Terms Supplement No. 1,734 dated July 10, 2017
Additional Risk Factors Specific to the Notes	S-1
Supplemental Terms of the Notes	S-16
The Underliers	S-36
S&P 500® Index	S-40
MSCI Indices	S-46
Hang Seng China Enterprises Index	S-55
Russell 2000® Index	S-61
FTSE® 100 Index	S-69
EURO STOXX 50® Index	S-75
TOPIX	S-82
The Dow Jones Industrial Average®	S-87
The iShares® MSCI Emerging Markets ETF	S-91
Use of Proceeds	S-94
Hedging	S-94
Employee Retirement Income Security Act	S-95
Supplemental Plan of Distribution	S-96
Conflicts of Interest	S-98
Prospectus Supplement dated July 10, 2017
Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-15
United States Taxation	S-18
Employee Retirement Income Security Act	S-19
Supplemental Plan of Distribution	S-20
Validity of the Notes and Guarantees	S-21
Prospectus dated July 10, 2017
Available Information	2
Prospectus Summary	4
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	8
Use of Proceeds	11
Description of Debt Securities We May Offer	12
Description of Warrants We May Offer	45
Description of Units We May Offer	60
GS Finance Corp.	65
Legal Ownership and Book-Entry Issuance	67
Considerations Relating to Floating Rate Debt Securities	72
Considerations Relating to Indexed Securities	73
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	74
United States Taxation	77
Plan of Distribution	92
Conflicts of Interest	94
Employee Retirement Income Security Act	95
Validity of the Securities and Guarantees	95
Experts	96
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	96
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	96

$10,110,000

GS Finance Corp.

SPDR® S&P® Oil & Gas Exploration & Production ETF-Linked Trigger Notes due 2020

guaranteed by

The Goldman Sachs Group, Inc.

Goldman Sachs & Co. LLC

JPMorgan

Placement Agent